Exhibit 99.1

Press Release
For Immediate Release

Beazer Homes Files Fiscal Year 2007 Financial Statements

ATLANTA, May 12, 2008-- Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today filed its annual report on Form 10-K for the year ended September 30, 2007, quarterly report on Form 10-Q for the quarter ended June 30, 2007 and amended quarterly reports on Forms 10-Q/A for the quarters ended December 31, 2006 and March 31, 2007.  These reports reflect the completed restatement of certain prior periods’ financial statements resulting from the findings of the previously announced independent investigation by the Audit Committee of the Board of Directors.

In conjunction with these filings, the Company today announced its financial results for the quarter and year ended September 30, 2007.  The Company currently expects to report financial results and file quarterly reports on Forms 10-Q for the quarters ended December 31, 2007 and March 31, 2008 on, or prior to, May 15, 2008.  At that time, the Company also expects to schedule a conference call to discuss its financial results for the first half of fiscal 2008.

Restatement
As previously announced, during the course of its independent investigation, the Audit Committee determined that the Company’s mortgage origination practices related to certain loans in prior periods violated certain applicable federal and/or state origination requirements.  The Audit Committee also discovered accounting errors and/or irregularities that required restatement resulting primarily from (1) inappropriate accumulation of reserves and/or accrued liabilities associated with land development and house costs (“inventory reserves”) and the subsequent improper release of such reserves and accrued liabilities and (2) inaccurate revenue recognition with respect to certain model home sale lease-back transactions. During the course of the investigation, a continuing interest in the potential appreciation of model homes sold in these model home sale lease-back transactions was identified.  Due to this continuing interest, these transactions did not qualify for sale-leaseback accounting and, instead should have been accounted for as financing transactions.  The restatement of these transactions will relate primarily to timing differences that have had and will have the effect of shifting revenue and income from the date of the original transaction to the future period in which the ‘leases’ are terminated.

In conjunction with the restatement of the items above, corresponding capitalized interest, capitalized indirect costs, and income tax adjustments were made to the consolidated financial statements as these balances were impacted by the aforementioned adjustments.  Other adjustments were made to the consolidated financial statements and condensed consolidated financial statements relating to corrections of errors, some previously identified but historically not considered to be material to require correction and some discovered as part of the restatement process. Further detail on these other adjustments is available in the reports filed today.

As a result of these errors and irregularities, the fiscal 2007 Form 10-K includes restated consolidated financial statements for fiscal 2005 and 2006 and restated Selected Financial Data for fiscal years 2003 and 2004.  In addition, the cumulative effect of errors and irregularities attributed to periods prior to October 1, 2002 has been reflected in Selected Financial Data as an increase to retained earnings at September 30, 2002 of $24.8 million for fiscal years 1998–2002.

The following table reconciles net income “as previously reported” to net income “as restated” for fiscal years 2003 - 2006 (in thousands):

	Net Income,		Net
	As Previously		Income, As
Fiscal Year	Reported	Adjustments	Restated
2003	$172,745	$(971)	$171,774
2004	235,811	10,365	246,176
2005	262,524	13,375	275,899
2006	388,761	(19,925)	368,836

Taking into account the entire restatement period through fiscal year 2006, the cumulative effect of the matters arising from the restatement is a $27.6 million increase in retained earnings, shown below (in thousands):

	Fiscal Year(s) Impacts	Cumulative Restatement Impact

Retained Earnings at September 30, 2006, as reported		$1,362,958
Restatement adjustments:
Inventory Reserves	1998-2006	40,183
Model Home Sale-Leaseback	2001-2006	(21,950)
Other	1998-2006	7,895
Benefit From Income Taxes	1998-2006	1,466
Cumulative Impact of Restatement Adjustments		27,594
Retained Earnings at September 30, 2006, as restated		$1,390,552

The fiscal 2007 quarterly reports include restated condensed consolidated financial statements for the comparative periods of fiscal 2007 and 2006.  Fiscal 2007 is not included in the table above because the Company has not previously filed audited financial statements for fiscal 2007 and therefore fiscal 2007 is not included as an annual restatement period.  The restatement process did, however, lead to the restatement of the financial results previously reported for the quarters ended December 31, 2006 and March 31, 2007.  These changes resulted in part from the inventory reserves, model home sale-leaseback transactions and other adjustments discussed above.  More significantly, however, there were increases in pre-tax inventory impairment charges of $20.4 million and $25.4 million for the quarters ended December 31, 2006 and March 31, 2007, respectively. These increases to inventory impairment charges resulted from both the impact on inventory balances as a result of the aforementioned inventory adjustments and the correction of certain capitalized interest and indirect cost inputs into the cash flow models used to assess and calculate inventory impairments.  Total adjustments to net income for the first two quarters of fiscal 2007 are shown below (in thousands):

	Net Loss, As
	Previously		Net Loss, As
Quarter	Reported	Adjustments	Restated
Q1 2007	$(59,006)	$(20,897)	$(79,903)
Q2 2007	$(43,089)	$(14,102)	$(57,191)

Identification of Control Deficiencies and Remediation Steps
The Company’s management performed an assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2007.  Management concluded that, as of September 30, 2007, the Company did not maintain effective internal control over financial reporting because of the identification of material weaknesses in its internal control over financial reporting.  Further details including control deficiencies which constituted material weaknesses as of September 30, 2007, are available in Item 9A. Controls and Procedures of the 2007 Form 10-K filed today.

The Company’s management is committed to achieving and maintaining a strong control environment and an overall tone within the organization that empowers all employees to act with the highest standards of ethical conduct.  In addition, management remains committed to the process of developing and implementing improved corporate governance and compliance initiatives.  Our current management team has been actively working on remediation efforts to address the material weaknesses, as well as other identified areas of risk.    Key elements of the remediation efforts include, but are not limited to:

●	Appointment of a Compliance Officer in November 2007 responsible for implementing and overseeing the Company’s enhanced Compliance Program.
●
Revision, adoption, disclosure and distribution of an amended Code of Business Conduct and Ethics in March 2008; launching of comprehensive training program in April 2008 that emphasizes adherence to and the vital importance of the Code of Business Conduct and Ethics in which all employees are required to participate.

●	Transfer of administration of Ethics Hotline from officers of the Company to an independent third party company in March 2008.
●	Withdrawal from the mortgage business in February 2008.
●
Termination of the former Chief Accounting Officer and appropriate action, including termination of employment, against other business unit employees who violated the Code of Business Conduct and Ethics, the hiring of a new, experienced Chief Accounting Officer in February 2008, creation of Regional CFO positions, and changes in role of business unit financial controllers.

●
Reorganization of field operations to concentrate certain financial functions into Regional Accounting Centers in order to allow a greater degree of control and consistency in financial reporting practices.

●
Taking or planning to take in the near term the following actions by the new Chief Accounting Officer and Regional CFOs:  conducting reviews of accounting processes to incorporate technology improvements; formalizing the process, analytics, and documentation around the monthly analysis of actual results against budgets and forecasts; improving quality control reviews within the accounting function; and formalizing and expanding the documentation of the Company’s procedures for review and oversight of financial reporting.

●	Development and/or clarification of existing accounting policies related to estimates involving significant management judgments, as well as other financial reporting areas.
●	Allocation of additional resources within the Audit and Controls department to the review of financial reporting policies, process, controls, and risks.

Ongoing External Investigations
As previously disclosed, the Company and its subsidiary, Beazer Mortgage Corporation are under investigations by the United States Attorney’s Office in the Western District of North Carolina, as well as and other state and federal agencies, concerning the matters that have been the subject of the Audit Committee’s independent investigation.  In addition, the Company received from the Securities and Exchange Commission a formal order of private investigation to determine whether Beazer Homes and/or other persons or entities involved with Beazer Homes have violated federal securities laws, including, among others, the anti-fraud, books and records, internal accounting controls, periodic reporting and certification provisions thereof.  The Company is fully cooperating with these investigations which are ongoing.  The Company cannot predict or determine the timing or final outcome of the investigations or the effect that any adverse findings in the investigations may have on it.

The Company intends to attempt to negotiate a settlement with prosecutors and regulatory authorities with respect to the mortgage origination issues that would allow us to quantify our exposure associated with reimbursement of losses and payment of regulatory and/or criminal fines, if they are imposed.  However, no settlement has been reached with any regulatory authority and the Company believes that although it is probable that a liability exists related to this exposure, it is not reasonably estimable at this time.

Fiscal Fourth Quarter and Full Year 2007 Financial Results
The Company today also announced its financial results for the quarter and year ended September 30, 2007. These results reflect the aforementioned restatement for applicable periods.  Summary results of the quarter and year, some of which had been previously disclosed on a preliminary basis, are as follows:

Quarter Ended September 30, 2007
●
Reported net loss of $(155.2) million, or $(4.03) per share, including pre-tax charges related to inventory impairments and abandonment of land option contracts of $212.0 million, goodwill impairments of $23.0 million, and impairments in joint ventures of $25.5 million. For the fourth quarter of the prior fiscal year, net income totaled $83.7 million, or $1.99 per diluted share.

●	Home closings: 3,949 homes, compared to 6,268 in the fourth quarter of the prior year.
●	Total revenues: $1.10 billion, compared to $1.83 billion in the fourth quarter of the prior year.
●	New orders: 982 homes, compared to 1,921 in the fourth quarter of the prior year.
●	Net cash provided by operating activities: $387.3 million, compared to $237.7 million in the fourth quarter of the prior year.

Year Ended September 30, 2007
●
Reported net loss of $(411.1) million, or $(10.70) per share, including pre-tax charges related to inventory impairments and abandonment of land option contracts of $611.9 million, goodwill impairments of $52.8 million and impairments in joint ventures of $28.6 million. For the prior fiscal year, net income totaled $368.8 million, or $8.44 per diluted share.

●	Home closings: 12,020 homes, compared to 18,361 in the prior year.
●	Total revenues: $3.49 billion, compared to $5.36 billion in the prior year.
●	New orders: 9,903 homes, compared to 14,191 in the prior year.
●	Net cash provided by operating activities: $509.4 million, compared to net cash used in operating activities of $378.0 million in the prior year.

As of September 30, 2007
●	Cash and cash equivalents: $459.5 million (including $5.2 million of restricted cash)
●	Net debt to capitalization: 51.4%
●	Backlog: 2,985 homes with a sales value of $838.8 million compared to 5,102 homes with a sales value of $1.56 billion as of September 30, 2006.

Subsequent to September 30, 2007, the Company has repaid approximately $95 million in secured notes, pledged $107.0 million to collateralize its outstanding letters of credit and paid a consent fee to holders of its Senior Notes and Senior Convertible Notes and related expenses totaling $21.0 million.  As of February 2008, cash pledged to collateralize letters of credit was released and replaced with real estate assets.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia.  Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the timing and final outcome of the United States Attorney investigation, the Securities and Exchange Commission’s (“SEC”) investigation and other state and federal agency investigations, the putative class action lawsuits, the derivative claims, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings; (ii) material weaknesses in our internal control over financial reporting; (iii) additional asset impairment charges or writedowns; (iv) economic changes nationally or in local markets, including changes in consumer confidence, volatility of mortgage interest rates and inflation; (v) continued or increased downturn in the homebuilding industry; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled, (vii) continued or increased disruption in the availability of mortgage financing; (viii) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any further downgrades of our credit ratings; (ix) potential inability to comply with covenants in our debt agreements; (x) continued negative publicity; (xi) increased competition or delays in reacting to changing consumer preference in home design; (xii) shortages of or increased prices for labor, land or raw materials used in housing production; (xiii) factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on projects under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xiv) the performance of our joint ventures and our joint venture partners; (xv) the impact of construction defect and home warranty claims and the cost and availability of  insurance, including the availability of insurance for the presence of moisture intrusion; (xvi) a material failure on the part of our subsidiary Trinity Homes LLC to satisfy the conditions of the class action settlement agreement, including assessment and remediation with respect to moisture intrusion related issues; (xvii) delays in land development or home construction resulting from adverse weather conditions; (xviii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations, or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies; (xix) effects of changes in accounting policies, standards, guidelines or principles; or( xx) terrorist acts, acts of war and other factors over which the Company has little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3764
lkratcos@beazer.com`
-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands, except per share amounts)

FINANCIAL DATA
	Quarter Ended		Year Ended
	September 30,		September 30,
	2007	2006	2007	2006
INCOME STATEMENT		As Restated		As Restated
Total revenue	$1,100,805	$1,827,869	$3,490,819	$5,356,504
Home construction and land sales expenses	932,235	1,459,109	2,944,385	4,061,118
Inventory impairments and option contract abandonments	212,008	23,823	611,864	44,175
Gross (loss) profit	(43,438)	344,937	(65,430)	1,251,211

Selling, general and administrative expenses	128,607	199,557	454,122	629,322
Depreciation & Amortization	10,425	13,387	33,594	42,425
Goodwill impairment	23,003	-	52,755	-
Operating (loss) income	(205,473)	131,993	(605,901)	579,464
Equity in (loss) income of unconsolidated joint ventures	(28,142)	(466)	(35,154)	1,343
Other income	(280)	(8)	7,775	2,450

(Loss) income before income taxes	(233,895)	131,519	(633,280)	583,257
Income tax (benefit) provision	(78,663)	47,812	(222,207)	214,421
Net (loss) income	$(155,232)	$83,707	$(411,073)	$368,836

Net (loss) income per common share:
Basic	$(4.03)	$2.18	$(10.70)	$9.26
Diluted	$(4.03)	$1.99	$(10.70)	$8.44

Weighted average shares outstanding, in thousands:
Basic	38,475	38,420	38,410	39,812
Diluted	38,475	42,627	38,410	44,345

SELECTED BALANCE SHEET DATA	September 30,	September 30,
	2007	2006
		As Restated
Cash and cash equivalents (including restricted cash)	$459,508	$172,443
Inventory	2,775,173	3,608,462
Total assets	3,930,021	4,714,671
Total debt (net of discount of $3,033 and $3,578)	1,857,249	1,955,739
Shareholders' equity	1,323,722	1,730,467

Inventory Breakdown
Homes under construction	$787,102	$1,144,750
Development projects in progress	1,546,389	1,813,720
Unimproved land held for future development	11,101	12,213
Land held for sale	49,473	30,074
Model homes	143,726	136,264
Consolidated inventory not owned	237,382	471,441
	$2,775,173	$3,608,462

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands)

OPERATING DATA

	Quarter Ended		Year Ended
	September 30,		September 30,
SELECTED OPERATING DATA	2007	2006	2007	2006
Closings:		As Restated		As Restated
West region	911	1,675	3,036	4,942
Mid-Atlantic region	481	641	1,157	2,043
Florida region	400	875	1,261	2,241
Southeast region	1,107	1,457	3,125	4,228
Other homebuilding	1,050	1,620	3,441	4,907
Total closings	3,949	6,268	12,020	18,361
New orders, net of cancellations:
West region	128	351	2,352	3,084
Mid-Atlantic region	95	196	1,223	1,427
Florida region	100	46	991	1,490
Southeast region	180	527	2,308	3,795
Other homebuilding	479	801	3,029	4,395
Total new orders	982	1,921	9,903	14,191
Backlog units at end of period:
West region	491	1,175
Mid-Atlantic region	643	577
Florida region	238	508
Southeast region	504	1,321
Other homebuilding	1,109	1,521
Total backlog units	2,985	5,102
Dollar value of backlog at end of period	$838,806	$1,555,456

CONSOLIDATED OPERATING AND FINANCIAL DATA (Continued)
(Dollars in thousands)

	Quarter Ended		Year Ended
	September 30,		September 30,
SUPPLEMENTAL FINANCIAL DATA	2007	2006	2007	2006
		As Restated		As Restated
Revenues
Homebuilding operations	$1,065,408	$1,783,932	$3,359,594	$5,220,021
Land and lot sales	25,670	26,098	99,063	90,217
Financial Services	14,465	22,218	47,437	65,947
Intercompany elimination	(4,738)	(4,379)	(15,275)	(19,681)
Total revenues	$1,100,805	$1,827,869	$3,490,819	$5,356,504
Gross (loss) profit
Homebuilding operations	$(59,881)	$322,526	$(116,290)	$1,186,378
Land and lot sales	1,978	193	3,423	(1,114)
Financial Services	14,465	22,218	47,437	65,947
Total gross (loss) profit	$(43,438)	$344,937	$(65,430)	$1,251,211
Selling, general and administrative
Homebuilding operations	$110,410	$184,504	$410,432	$581,202
Financial Services	18,197	15,053	43,690	48,120
Total selling, general and administrative	$128,607	$199,557	$454,122	$629,322

SELECTED SEGMENT INFORMATION
Revenue:
West region	$294,259	$616,558	$1,109,051	$1,828,731
Mid-Atlantic region	211,092	295,260	520,268	946,663
Florida region	119,690	265,913	389,814	684,563
Southeast region	250,766	314,898	742,125	885,037
Other homebuilding	215,271	317,401	697,399	965,244
Financial services	14,465	22,218	47,437	65,947
Intercompany elimination	(4,738)	(4,379)	(15,275)	(19,681)
Total revenue	$1,100,805	$1,827,869	$3,490,819	$5,356,504
	-		-
Operating (loss) income
West region	$(131,103)	$57,109	$(253,685)	$252,389
Mid-Atlantic region	(7,733)	53,484	(44,938)	203,550
Florida region	(4,670)	55,421	(47,230)	139,194
Southeast region	16,495	33,676	34,283	78,288
Other homebuilding	(6,879)	(1,166)	(59,308)	(5,420)
Financial services	(3,825)	7,035	3,299	17,366
Segment operating (loss) income	(137,715)	205,559	(367,579)	685,367
Corporate and unallocated	(67,758)	(73,566)	(238,322)	(105,903)
Total operating (loss) income	$(205,473)	$131,993	$(605,901)	$579,464